Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 9, 2009, except for the last paragraph of Note 9, as to which the date is December 8, 2009, relating to the financial statements, which appears in Overland Storage, Inc.’s Annual Report on Form 10-K for the year ended June 27, 2010.

/s/ PricewaterhouseCoopers LLP

San Diego, California

April 14, 2011